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Wiley Announces Retirement of CEO Steve Smith; Board Elects Mark Allin as CEO

April 15, 2015 (Hoboken, NJ) – John Wiley and Sons, Inc. (NYSE: JWa and JWb), a global provider of knowledge and knowledge-enabled services that improve outcomes in research, professional practice, and education, today announced that President and CEO Stephen M. Smith has declared his intention to retire due to previously-disclosed medical reasons, effective June 1, 2015.  The Board has elected Executive Vice President and Chief Operating Officer Mark Allin as his successor.

Mr. Smith has served as Wiley’s President and CEO since 2011, guiding the Company through its transition from a largely print publisher to a knowledge company focused on digital content and solutions.  He first joined Wiley in 1992 as Vice President, Wiley Asia before becoming Senior Vice President, International Development in 1996 and then Senior Vice President, Wiley Europe in 2007.  He was promoted to Chief Operating Officer in 2009 before succeeding Will Pesce as President and CEO in 2011.

“Steve is retiring from Wiley with a significant legacy,” said Peter Wiley, Chairman.  “He was instrumental in building up our international operations, particularly in the Asia-Pacific region, and he successfully managed the integration of our largest-ever acquisition (Blackwell in 2007).  As CEO, he divested our consumer publishing assets, acquired a number of very important solutions businesses in education and professional learning, and restrained the cost basis of our business, freeing up funds to invest in digital learning experiences and solutions.  We are grateful for his many accomplishments over the years and wish him and his family the very best in retirement.”

Mr. Allin is a 14-year Wiley veteran, joining the Company with the acquisition of Capstone Publishing (which he founded) in 2000.  He went on to serve as Managing Director of Wiley Asia, before being promoted to Executive Vice President, Professional Development in 2010 and then Chief Operating Officer in 2015.

Said Mr. Wiley: “Mark Allin has been a leader in redefining the nature of our business. He was the architect of the strategy to refocus Wiley on professional learning solutions through acquisition and organic development, and away from underperforming consumer publishing.  He has been instrumental in restructuring and reorganizing the business, greatly improving profitability in the process, and re-allocating resources to high-growth areas.  He has inspired colleagues through his energy and vision, and we look forward to great things under his leadership.”

“It is has been an honor and a privilege to serve as Wiley’s 11th CEO,” said Mr. Smith.  “Over the past five years, we have made significant progress in our transformation to a knowledge company specializing in learning solutions.  Over 60% of our revenue is now generated from digital content and solutions compared to 37% in fiscal year 2010.  Mark and I have worked closely together for many years, collaborating on everything from business development and customer relations to talent development and strategy.  He is a tremendous asset to Wiley.  Finally, I am grateful to have befriended so many colleagues around the world, from my time in Singapore and then Chichester and Oxford, to the last six years in Hoboken.  I wish them all well.”

About Wiley
Wiley is a global provider of knowledge and knowledge-enabled services that improve outcomes in areas of research, professional practice, and education.  Through the Research segment, the Company provides digital and print scientific, technical, medical, and scholarly journals, reference works, books, database services, and advertising. The Professional Development segment provides digital and print books, online assessment and training services, and test prep and certification.  In Education, Wiley provides education solutions including online program management services for higher education institutions and course management tools for instructors and students, as well as print and digital content.